Exhibit 10.3

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT ("Termination Agreement") is made as of the 19th day of July, 2005 by and between EOP-INDUSTRIAL PORTFOLIO, L.L.C., a Delaware limited liability company ("Landlord") and IMCOR PHARMACEUTICAL CO., a Nevada corporation (“Tenant”).

RECITALS:

A.
Landlord (as successor in interest to WHAMC Real Estate Limited Partnership, a Delaware limited partnership) and Tenant (formerly known as Photogen Technologies, Inc., a Nevada corporation, as successor in interest to Alliance Pharmaceutical Corp., a New York corporation) are parties to that certain lease dated as of November 7, 1997 (the “Lease”) relating to approximately 56,799 rentable square feet (the “Premises”) consisting of the entire building located at 6175 Lusk Boulevard, San Diego, California (the “Building”), all as more particularly described in the Lease, a copy of which is attached hereto as Exhibit “A.”

B.
The Term is scheduled to expire on February 28, 2008 (the “Stated Termination Date”), and Tenant desires to terminate the Lease prior to the Stated Termination Date. Landlord has agreed to such termination on the terms and conditions contained in this Termination Agreement.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.
Effective as of July 30, 2005 (the "Early Termination Date") and subject to the agreements, representations, warranties and indemnities contained in this Termination Agreement, including, without limitation, payment of the Termination Fee described in Section 7 below, the Lease is terminated and the Term of the Lease shall expire with the same force and effect as if the Term was, by the provisions thereof, fixed to expire on the Early Termination Date.

2.
Effective as of the Early Termination Date, Tenant remises, releases, quitclaims and surrenders to Landlord, its predecessors, successors, and assigns, the Lease and all of the estate and rights of Tenant in and to the Lease and the Premises, and Tenant forever releases and discharges Landlord from any and all claims, demands or causes of action whatsoever against Landlord or its successors and assigns arising out of or in connection with the Premises or the Lease and forever releases and discharges Landlord from any obligations to be observed or performed by Landlord under the Lease after the Early Termination Date.

3.
Subject to the agreements, representations, warranties and indemnities contained in this Termination Agreement, Landlord agrees to accept the surrender of the Lease and the Premises from and after the Early Termination Date and, effective as of the Early Termination Date, forever releases and discharges Tenant from any and all claims, demands or causes of action whatsoever against Tenant or its predecessors, successors, and assigns arising out of or in connection with the Premises or the Lease and forever releases and discharges Tenant from any obligations to be observed and performed by Tenant under the Lease after the Early Termination Date, provided that (i) Tenant has satisfied, performed and fulfilled all of the agreements set forth in this Termination Agreement, (ii) each of the representations and warranties set forth in Section 6 below are true and correct and (iii) Tenant executes and delivers this Termination Agreement to Landlord on or prior to June 30, 2005.

4.
With respect to the releases set forth in Sections 2 and 3 above, the parties acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542 which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVE ALL RIGHTS THEY MAY HAVE THEREUNDER, AS WELL AS ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT PERTAINING TO THE RELEASES SET FORTH HEREIN.

5.	On or prior to the Early Termination Date, Tenant shall:

(a)	Fulfill all covenants and obligations of Tenant under the Lease applicable to the period prior to and including the Early Termination Date.

(b)
Completely vacate and surrender the Premises to Landlord in accordance with the terms of the Lease. Without limitation, Tenant shall leave the Premises in a broom-clean condition and free of all movable furniture and equipment and shall deliver the keys to the Premises to Landlord or Landlord's designee. Notwithstanding the foregoing, Tenant shall not remove any of the Special Improvements (as defined in Exhibit A of this Termination Agreement).

6.
Tenant represents and warrants that (a) Tenant is the rightful owner of all of the Tenant's interest in the Lease; (b) Tenant has not made any disposition, assignment, sublease, or conveyance of the Lease or Tenant's interest therein; (c) Tenant has no knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with Tenant's occupancy of the Premises; (d) no other person or entity has an interest in the Lease, collateral or otherwise; and (e) there are no outstanding contracts for the supply of labor or material and no work has been done or is being done in, to or about the Premises which has not been fully paid for and for which appropriate waivers of mechanic's liens have not been obtained. The foregoing representation and warranty shall be deemed to be remade by Tenant in full as of the Early Termination Date.

7.
Tenant shall pay to Landlord the sum of $297,330.00 (the "Termination Fee"). Landlord currently is holding the sum of $297,330.00 as the security deposit (the “Security Deposit”) required pursuant to the terms of Section 5 of the Lease in the form of a letter of credit (the “Letter of Credit”) cash deposit from Tenant of which Landlord is the beneficiary. Tenant acknowledges that neither the Letter of Credit nor the proceeds thereof are an asset of Tenant, and in the event of a bankruptcy action filed by or against Tenant, they shall not be part of the Tenant’s estate. Landlord and Tenant acknowledge and agree that upon the full and proper execution of this Termination Agreement by Landlord and Tenant (a) Landlord shall be entitled to draw on the Letter of Credit Security Deposit and apply the Letter of Credit Security Deposit to the Termination Fee required hereunder, and therefore, Landlord shall retain the Security Deposit and (b) Tenant shall release any and all claims to the Security Deposit.

8.	Section 17 of the Lease (Indemnification and Exculpation) shall survive the termination of the Lease pursuant to this Termination Agreement.

9.
This Termination Agreement specifically is contingent upon Landlord, on or before 30 days after the full and final execution of this Termination Agreement (the “Contingency Date”), entering into a new lease, lease amendment or other written agreement (“New AgreementTermination Agreement”) with another tenant or other third party (the “New Tenant”) to lease the Premises described herein. Landlord is currently negotiating the terms of the New AgreementTermination Agreement with the New Tenant. If the New AgreementTermination Agreement has not been fully executed, and if all contingencies relating thereto have not been waived by Landlord or otherwise satisfied, on or before the Contingency Date, then Landlord may terminate this Termination Agreement by notifying Tenant on or before the earlier of (i) 10 days after the Contingency Date and (ii) execution of the New AgreementTermination Agreement by New Tenant, whereupon, all termination fees (as described in Section 7 of this Termination Agreement) shall be returned to Tenant, this Termination Agreement shall be null and void and of no force or effect, and the Lease shall continue in full force and effect as if this Termination Agreement had not been executed.

10.
Neither Landlord nor Tenant shall pay the other party’s commissions, fees or other costs incurred in connection with this Termination Agreement or with respect to the execution of the New Lease by the New Tenant, including but not limited to any broker’s and/or leasing agent’s commission or fees. Both parties to this Termination Agreement will bear all of its own commissions, fees, or other costs.

11.
On or about May 9, 2005, Landlord filed an unlawful detainer complaint against Tenant in the San Diego Superior Court as Case No. GIC847080 (“Unlawful Detainer Complaint”). Provided Tenant surrenders the Premises on or before the Early Termination Date, Landlord shall cause its Unlawful Detainer Complaint to be dismissed no later than seven (7) days after the Early Termination Date. As part of the dismissal of the Unlawful Detainer Complaint, both parties shall bear their own attorneys fees and costs in connection therewith.

12.	Each signatory of this Termination Agreement represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

13.	This Termination Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and their respective predecessors, successors, assigns and related entities.

14.
If either party commences an action against the other party arising out of or in connection with this Termination Agreement, the prevailing party shall be entitled to recover from the losing party reasonable attorney fees and costs of suit.

15.	The captions preceding the text of each section hereof are included only for convenience of reference and shall be disregarded in the construction and interpretation of this Termination Agreement.

16.	The determination by any Court that any provision of this Termination Agreement is unlawful, void or unenforceable shall not affect the validity of any other provision hereof.

17.
Each party to this Termination Agreement shall promptly executed and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Termination Agreement.

18.	This Termination Agreement is made and entered into for the sole protection and benefit of the parties hereto, and their predecessors and successors, except as otherwise provided herein.

19.	The laws of the State of California shall govern the validity, construction, performance and effect of this Termination Agreement.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Termination Agreement on the day and year first above written.

LANDLORD:

EOP-INDUSTRIAL PORTFOLIO, L.L.C., a Delaware limited liability company

By: EOP Operating Limited Partnership, a Delaware limited partnership, its sole member

    By: Equity Office Properties Trust, a Maryland real estate investment trust, its general partner

By: /s/ Robert E. Dezutti

Name: Robert E. Dezzutti

Title: Senior Vice President

TENANT:
IMCOR PHARMACEUTICALS CO., a Nevada corporation By: /s/ B. Jack DeFranco Name: Jack DeFranco Title: Chief Operating Officer